Incident Response Plan

HyperBrand Creative Ltd. - HBC-IRP-001, Version 1.0, October 30, 2026

1. PURPOSE

This plan sets out what HyperBrand Creative Ltd. ("HBC") does when a security incident affects a client's information, systems, or deliverables. It supports the Information Security Program (HBC-ISP-001) and the incident notification requirements in HBC's client contracts, including the Targatek Supplier Code of Ethics.

2. WHAT COUNTS AS AN INCIDENT

Any event that compromises, or could reasonably be suspected to compromise, the confidentiality, integrity, or availability of client information or of a system HBC uses for client work. Examples: a lost or stolen device; a compromised account or credential; malware on a work device; client information sent to the wrong recipient or stored in an unapproved location; unauthorized access to a design file, repository, or hosting account; a security event at any service HBC uses to hold client information. When in doubt, it is treated as an incident.

3. ROLES

J. Kyle Moyer, Founder & CEO, is the incident owner and the only person who executes this plan. If he is unavailable, the client's own notification channels are used directly by whoever discovers the incident on HBC's behalf.

4. RESPONSE STEPS

STEP	WHEN	ACTION
1. Contain	Immediately	Stop the exposure: revoke or rotate the affected credentials, remove the device from networks or wipe it remotely, remove misplaced files, suspend the affected account or integration.
2. Preserve	Immediately	Keep evidence intact: do not delete logs, messages, or files involved; record the time of discovery, what was observed, and the actions taken, in a dated incident log.
3. Notify the client	Within 24 hours of discovery	Notify the client's designated security contact with what is known: what happened, what information or systems are involved, when it was discovered, what has been done, and what is still unknown. Do not wait for a full picture. For Targatek, notify the Chief Technology Officer by email and copy the Supplier's Targatek business contact, consistent with Targatek's information security policy; also notify any address the Supplier Code of Ethics names for incident reports.
4. Investigate and remediate	Following notification	Establish the cause and scope, close the gap that allowed it, confirm the affected information is secured, and verify the fix. Cooperate fully with the client's investigation and share the incident log on request.
5. Report	Within 5 business days of containment	Deliver a short written incident report to the client: timeline, cause, information affected, actions taken, and the changes made to prevent recurrence.
6. Review	Within 30 days	Update the Information Security Program with any control change the incident calls for, and record the lesson in the incident log.

5. COMMUNICATION RULES

- HBC does not notify a client's customers, regulators, or the public about an incident on the client's behalf unless the client consents or the law requires it.
- Incident communications go to the client's designated contacts only, through the client's approved channels, and contain only what is needed to respond.

- An incident at a service HBC uses is reported to the client as HBC's own, with the service provider's notice attached.

6. READINESS

Remote wipe is enabled on every work device. Credentials are held in a password manager so they can be rotated quickly. Client contact details for incident notification are kept in the password manager, not only in email. This plan is tested by a walk-through at least annually and is reviewed whenever a client's requirements change.

VERSION	DATE	AUTHOR	CHANGE
1.0	October 30, 2026	J. Kyle Moyer	Initial release

APPROVED

HyperBrand Creative Ltd.

J .Kyle Moyer

J. Kyle Moyer, Founder & CEO

Date: 10/30/26